EXHIBIT 99.2

                        ADVANTAGE NATIONAL BANCORP, INC.

           Advantage National Bancorp, Inc. 2002 Stock Incentive Plan

                              CONVERSION AGREEMENT
                              --------------------

                  THIS CONVERSION AGREEMENT, made and entered into as of _________, 2003 (this "Conversion Agreement"), by and between Advantage National Bancorp, Inc., an Illinois corporation (the "Company"), and the undersigned optionee ("Optionee") under the Advantage National Bancorp, Inc. 2002 Stock Incentive Plan (the "Plan"), amends each Option Agreement evidencing a stock option (an "Option") heretofore granted to the Optionee under the Plan and listed on the Optionee Summary attached hereto as Exhibit A, as follows:

                  1. CONVERSION OF OPTION. Upon the Effective Time (as defined in the Merger Agreement described below) of that certain merger of Wintrust Merger Co. ("Merger Co.") with and into the Company pursuant to that certain Agreement and Plan of Merger dated as of ________, 2003, by and among Wintrust Financial Corporation ("Wintrust"), Merger Co. and the Company (the "Merger Agreement"), each outstanding Option listed on the Optionee Summary attached hereto as Exhibit A shall be amended such that the common stock to which such Option relates shall be common stock, no par value per share, of Wintrust ("Wintrust Common Stock").

                  2. WINTRUST OPTION. The number of shares of Wintrust Common Stock to which each such amended Option shall relate shall be equal to the product (rounded down to the nearest whole share) of: (a) the number of shares of Company Common Stock (as defined in the Merger Agreement) covered by the Option listed in the Optionee Summary attached as Exhibit A hereto (to the extent not theretofore exercised or terminated prior to the Effective Time), multiplied by (b) the fraction of a share of Wintrust Common Stock represented by the Exchange Ratio (as defined in the Merger Agreement). The exercise price per share (rounded up to the nearest whole cent) of Wintrust Common Stock under each such Option shall be equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock covered by the Option by (y) the Exchange Ratio.

                  3. EXERCISABILITY. The Wintrust Option shall be exercisable in full at any time during the period beginning on the Effective Time and ending on the first to occur of (a) if Optionee is an employee, the date which is three months after the date Optionee ceases to be an employee if such termination of employment is not due to death, disability or Cause, (b) the first anniversary of the date Optionee ceases to be an employee if such termination is due to death, disability, or in the case of an outside director, the first anniversary of the date the director ceases to be a director of any of Wintrust's subsidiaries for any reason other than removal for Cause, (c) the date the Optionee ceases to be an employee, or in the case of an outside director, is removed as a director, of any of Wintrust's subsidiaries, if the termination or removal is for Cause, or (d) the expiration date set forth in the Optionee Summary attached hereto as Exhibit A. Optionee acknowledges to the extent the Option is an incentive stock option under Code Section

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422 (an "ISO"), if Optionee exercises the Option more than three months after
Optionee ceases to be an employee, then the Option will not qualify for ISO treatment.

                  4. NOTIFICATION OF DISPOSITION; TAXES. Optionee shall promptly notify Wintrust in the event that Optionee disposes of any shares of Wintrust Common Stock purchased upon exercise of the Wintrust Option prior to the second anniversary of the date of grant, or, if later, prior to the first anniversary of the date of such exercise if, at the time the Wintrust Option was exercised, the Option was eligible for treatment as an ISO. In the event that any withholding taxes apply at the time of exercise, Optionee shall promptly pay, or cause to be paid, to Purchaser cash equal to such taxes or Optionee may direct that there be withheld from the shares issuable upon exercise shares of Wintrust Common Stock with a Fair Market Value (as defined in the Plan as amended at the Effective Time) equal to the minimum required withholding taxes.

                  5. EFFECT OF CONVERSION AGREEMENT. Except as expressly provided for herein, this Conversion Agreement shall effect no amendment, change or modification whatsoever of or to an Option Agreement or to the Plan. From and after the Effective Time, each Option shall be subject to the amended terms of the Plan as so amended in accordance with the Merger Agreement, but only to the extent expressly provided for herein or that does not otherwise impair the rights of the Optionee in the Option. Unless defined herein, capitalized terms used in this Conversion Agreement shall have the same meaning ascribed to them under the Plan.

                  IN WITNESS WHEREOF, the Company has caused this Conversion Agreement to be executed by its duly authorized officers and the Optionee has hereunto set his hand and seal, all as of the date and year first above written.

                                                ADVANTAGE NATIONAL BANCORP, INC.


                                               By:______________________________
                                               Its:_____________________________
ATTEST:

_________________________________


                                               OPTIONEE:

                                               _________________________________

                                               _________________________________
                                               Social Security Number


                                       2
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                                               Exhibit A to Conversion Agreement
                                               ---------------------------------

                                OPTIONEE SUMMARY

                            Schedule of Stock Options
                       Covered by the Conversion Agreement
                       -----------------------------------


Optionee: _____________



OPTION GRANT                         COMPANY COMMON STOCK    EXERCISE PRICE PER
   DATE         EXPIRATION DATE            SHARES (#)              SHARE($)
-----------    -----------------    ----------------------  --------------------